Filed Pursuant to Rule 424(b)(2)

Registration No. 333-282565

The Bank of Nova Scotia

$2,100,000 Buffer Digital Notes Due March 16, 2027

Linked to the Least Performing of the Common Stock of Ares Management Corporation, the Common Stock of Blackstone Inc. and the Common Stock of Blue Owl Capital Inc.

General

￭The notes offered by this pricing supplement (the “Notes”) are unsubordinated and unsecured debt securities of The Bank of Nova Scotia (the “Bank”) and any payments or deliveries on the Notes are subject to the credit risk of the Bank

￭Payments and/or deliveries on the Notes are based on the performance of the common stock of Ares Management Corporation, the common stock of Blackstone Inc. and the common stock of Blue Owl Capital Inc. (each a “Reference Asset”), as described below

￭If the Final Value of the Reference Asset with the lowest Reference Asset Return (the “Least Performing Reference Asset”) is equal to or greater than its Initial Value, you will receive a cash payment per Note at maturity equal to the Principal Amount plus the product of (a) the Principal Amount and (b) the greater of (i) a fixed return equal to 74.00% (the “Digital Return”) and (ii) any positive performance of the Least Performing Reference Asset from its Initial Value to its Final Value

￭If the Final Value of the Least Performing Reference Asset is less than the Initial Value and equal to or greater than 90.00% of the Initial Value (the “Buffer Value”), you will receive the Principal Amount of their Notes

￭If the Final Value of the Least Performing Reference Asset is less than its Buffer Value, you will receive (i) an amount in cash equal to $1,000.00 and (ii) a number of shares of the Least Performing Reference Asset (with cash paid in lieu of any fractional Physical Delivery Amount) per note equal to the Physical Delivery Amount of the Least Performing Reference Asset, which is equal to the quotient of (x) $10,000 divided by (y) its Initial Value. The value of the cash that you receive at maturity and the Physical Delivery Amount of the Least Performing Reference Asset, as of the Final Valuation Date, will be less than the Principal Amount of the Notes.

￭The Notes do not bear interest or pay any coupons prior to maturity

￭The Strike Date was March 6, 2026, the Trade Date was March 11, 2026 and the Notes will settle on March 16, 2026 and will have a term of approximately 12 months

￭Minimum investment of $10,000 and integral multiples of $10,000 in excess thereof

￭CUSIP / ISIN: 06419HE67 / US06419HE672

￭See “Summary” beginning on page P-3 herein for additional information and definitions of the terms used, but not defined above

Any payments and/or deliveries on the Notes will only be made at maturity. Any payment or delivery on your Notes is subject to the creditworthiness of the Bank.

Investment in the Notes involves certain risks. You should refer to “Additional Risks” beginning on page P-9 of this pricing supplement and “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 8 of the accompanying prospectus.

The initial estimated value of your Notes on the Trade Date was $8,983.20 per $10,000 Principal Amount, which is less than the Original Issue Price of your Notes listed below. See “Additional Information Regarding Estimated Value of the Notes” on the following page and “Additional Risks — Risks Relating to Estimated Value and Liquidity” beginning on page P-10 of this document for additional information. The actual value of your Notes at any time will reflect many factors and cannot be predicted with accuracy.

	Per Note	Total
Original Issue Price(1)	100.00%	$2,100,000.00
Underwriting commissions(2)	1.00%	$21,000.00
Proceeds to The Bank of Nova Scotia	99.00%	$2,079,000.00

(1)The Original Issue Price for certain fiduciary accounts may have been as low as $9,900.00.

(2)Scotia Capital (USA) Inc. (“SCUSA”), our affiliate, has agreed to purchase the Notes at the Original Issue Price and, as part of the distribution of the Notes, has agreed to sell the Notes to J.P. Morgan Securities LLC (“JPMS”). JPMS and its affiliates have agreed to act as placement agents for the Notes (together with SCUSA, the “Agents”). The placement agents will receive a fee of 1.00% per Note, but will forgo fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than fiduciary accounts.

Neither the United States Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

The Notes are not insured by the Canada Deposit Insurance Corporation (the “CDIC”) pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other government agency of Canada, the United States or any other jurisdiction.

Pricing Supplement dated March 11, 2026

Scotia Capital (USA) Inc.	J.P. Morgan Securities LLC Placement Agent

The Notes offered hereunder are unsubordinated and unsecured obligations of the Bank and are subject to investment risks including the credit risk of the Bank. As used in this pricing supplement, the “Bank,” “we,” “us” or “our” refers to The Bank of Nova Scotia. The Notes will not be listed on any U.S. securities exchange or automated quotation system.

The Notes are derivative products based on the price return of the Least Performing Reference Asset. The Notes do not constitute a direct investment in any of the Reference Assets. By acquiring the Notes and unless and until you receive the Physical Delivery Amount of the Least Performing Reference Asset on the Maturity Date, you will not have a direct economic or other interest in, claim or entitlement to, or any legal or beneficial ownership of, any Reference Asset, including without limitation, any voting rights or rights to receive any dividends or other distributions.

As described on the cover of this pricing supplement, JPMS and its affiliates have agreed to act as the placement agents for the Notes. Our affiliate, SCUSA, may use this pricing supplement in market-making transactions in the Notes after their initial sale. Unless we, SCUSA or another of our affiliates selling such Notes to you informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement and “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

Additional Information Regarding Estimated Value of the Notes

On the cover page of this pricing supplement, the Bank has provided the initial estimated value for the Notes. The initial estimated value was determined by reference to the Bank’s internal pricing models, which take into consideration certain factors, such as the Bank’s internal funding rate on the Trade Date and the Bank’s assumptions about market parameters. For more information about the initial estimated value, see “Additional Risks — Risks Relating to Estimated Value and Liquidity” herein.

The economic terms of the Notes are based on the Bank’s internal funding rate, which is the rate the Bank would pay to borrow funds through the issuance of similar market-linked notes, the underwriting discount and the costs associated with selling and structuring the Notes, including the economic terms of certain related hedging arrangements. Due to these factors, the Original Issue Price you pay to purchase the Notes is greater than the initial estimated value of the Notes. The Bank’s internal funding rate is typically lower than the rate the Bank would pay when it issues conventional fixed rate debt securities as discussed further under “Additional Risks — Risks Relating to Estimated Value and Liquidity — Neither the Bank’s nor SCUSA’s estimated value of the Notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities” herein. The Bank’s use of its internal funding rate reduces the economic terms of the Notes to you.

The value of your Notes at any time will reflect many factors and cannot be predicted; however, assuming that all relevant factors remain constant after the Trade Date, the price at which SCUSA may initially buy or sell the Notes in the secondary market, if any, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately 3 months after the Original Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the Agents. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date based on changes in market conditions and other factors that cannot be predicted.

For additional information regarding the price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do), each based on SCUSA’s pricing models; see “Additional Risks — Risks Relating to Estimated Value and Liquidity — The price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of your Notes”.

We urge you to read the “Additional Risks” beginning on page P-9 of this pricing supplement.

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement and the accompanying prospectus, each filed with the SEC. See “Additional Terms of Your Notes” in this pricing supplement.

Issuer:	The Bank of Nova Scotia (the “Bank”)
Issue:	Senior Note Program, Series A
CUSIP / ISIN:	06419HE67 / US06419HE672
Type of Notes:	Buffer Digital Notes
Reference Assets:	As set forth in the following table:
	Reference Asset	Bloomberg Ticker	Initial Value	Buffer Value	Physical Delivery Amount (in shares)
	Ares Management Corporation	ARES	$110.01	$99.01	90.9008
	Blackstone Inc.	BX	$110.40	$99.36	90.5797
	Blue Owl Capital Inc.	OWL	$9.89	$8.90	1,011.1223
Minimum Investment and Denominations:	$10,000 and integral multiples of $10,000 in excess thereof
Principal Amount:	$10,000 per Note; $2,100,000 in the aggregate
Original Issue Price:	100% of the Principal Amount of each Note
Strike Date:	March 6, 2026
Trade Date:	March 11, 2026
Original Issue Date:

March 16, 2026

Delivery of the Notes will be made against payment therefor on the third DTC settlement day following the date of pricing of the Notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one DTC settlement day (“T+1”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to one DTC settlement day before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three DTC settlement days (T+3), to specify alternative settlement arrangements to prevent a failed settlement.

Final Valuation Date:	March 11, 2027
Maturity Date:	March 16, 2027

Payment at Maturity:

￭If the Final Value of the Least Performing Reference Asset is equal to or greater than its Initial Value, you will receive a cash payment per Note equal to:

$10,000 + ($10,000 × greater of (i) Digital Return and (ii) Reference Asset Return of Least Performing Reference Asset)

￭If the Final Value of the Least Performing Reference Asset is less than its Initial Value and equal to or greater than its Buffer Value, you will receive a cash payment per Note equal to the Principal Amount of $10,000

￭If the Final Value of the Least Performing Reference Asset is less than its Buffer Value, you will receive (i) an amount in cash equal to $1,000.00 and (ii) a number of shares of the Least Performing Reference Asset equal to its Physical Delivery Amount.

In this case, the value of the cash that you receive at maturity plus the Physical Delivery Amount of the Least Performing Reference Asset, as of the Final Valuation Date, will be less than Principal Amount of the Notes. If the Final Value of the Least Performing Reference Asset is less than its Buffer Value, the return on the Notes is expected to be negative and will be based on the percentage decline in the price of the Least Performing Reference Asset from its Initial Value to its Final Value in excess of the Buffer Amount. You may lose up to 90.00% of the Principal Amount based on the cash value of the Physical Delivery Amount of the Least Performing Reference Asset calculated as of the Final Valuation Date.

Additionally, in the event that the Final Value of the Least Performing Reference Asset is less than its Buffer Value, any decline in the price of the Least Performing Reference Asset from the Final Valuation Date to the Maturity Date will cause the return on your Notes to be less than the return you would have received had your payment at maturity been made entirely in cash.

Reference Asset Return:

With respect to a Reference Asset, the performance of that Reference Asset from its Initial Value to its Final Value, calculated as follows:

Final Value – Initial Value

Initial Value

For the avoidance of doubt, the Reference Asset Return may be a negative value.

Digital Return:	74.00%
Physical Delivery Amount

With respect to each Reference Asset, the quotient of the Principal Amount divided by its Initial Value, as set forth in the table above.

If the Final Value of the Least Performing Reference Asset is less than its Buffer Value, the number of shares you receive will be rounded down to the nearest whole number, and any fractional share shall be paid in cash in an amount equal to the product of such fraction and the Final Value of the Least Performing Reference Asset.

For the avoidance of doubt, if the Calculation Agent makes an adjustment to the Physical Delivery Amount of the Least Performing Reference Asset such that it is less than 1, the payment that you receive on the Maturity Date, if any, will be solely a cash payment based on the cash value of the fractional share as described above.

Least Performing Reference Asset:	The Reference Asset with the lowest Reference Asset Return
Closing Value:

With respect to each Reference Asset, as specified under “General Terms of the Notes — Determining the Value of the Reference Asset — Closing Value for a Reference Equity” in the accompanying product supplement

Initial Value:	With respect to each Reference Asset, its Closing Value on the Strike Date, as set forth in the table above
Final Value:	With respect to each Reference Asset, its Closing Value on the Final Valuation Date

Buffer Value:	With respect to each Reference Asset, 90.00% of its Initial Value, as set forth in the table above (in each case, rounded to the nearest cent)
Buffer Amount:	With respect to each Reference Asset, 10.00%, which is equal to the percentage by which the Buffer Value is less than the Initial Value
Market Disruption Events and other Postponements:	The Final Valuation Date is subject to postponement, as described under “General Terms of the Notes—Market Disruption Events” in the accompanying product supplement.
Adjustments to the Reference Asset:

The Reference Assets and the terms of the Notes, including without limitation the Initial Values, Final Values and Buffer Values, are subject to adjustment as described under “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Unavailability of the Closing Value of a Reference Equity” and “— Anti-Dilution Adjustments Relating to a Reference Equity” in the accompanying product supplement.

If the Initial Value of a Reference Asset is adjusted as described above, then the Calculation Agent will also recalculate its Physical Delivery Amount using the adjusted Initial Value and the formula as described under “Physical Delivery Amount” above to preserve as nearly as possible our and your relative economic position prior to the adjustment.

Additionally if a Reference Asset is subject to an adjustment as described above and the Calculation Agent determines that no substitute Reference Asset comparable to the original Reference Asset exists then, at maturity, we will pay, in lieu of delivering any shares of such Reference Asset, an amount in cash equal to the product of (a) its Physical Delivery Amount and (b) its Final Value, rounded to the nearest cent.

Status:

The Notes will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). The Notes are not insured by the CDIC pursuant to the CDIC Act, the FDIC or any other government agency of Canada, the United States or any other jurisdiction.

Tax Redemption:

The Bank (or its successor) may redeem the Notes, in whole but not in part, at a redemption price determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position, if it is determined that changes in tax laws or their interpretation will result in the Bank (or its successor) becoming obligated to pay additional amounts with respect to the Notes. See “Tax Redemption” in the accompanying product supplement.

Listing:	The Notes will not be listed on any securities exchange or quotation system
Terms Incorporated:	All of the terms appearing above the item under the caption “General Terms of the Notes” in the accompanying product supplement, as modified by this pricing supplement
Business Day:	As specified in the product supplement under “General Terms of the Notes — Special Calculation Provisions — Business Day”
Calculation Agent:	Scotia Capital Inc., an affiliate of the Bank
Canadian Bail-in:	The Notes are not bail-inable debt securities under the CDIC Act

Investing in the Notes involves significant risks. Any payment or delivery on the Notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations you may not receive any amounts or deliveries owed to you under the Notes and you could lose your entire investment.

Additional Terms Of Your Notes

You should read this pricing supplement together with the prospectus dated November 8, 2024, as supplemented by the prospectus supplement dated November 8, 2024 and the product supplement (Market-Linked Notes, Series A) dated November 8, 2024, relating to our Senior Note Program, Series A, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement. In the event of any conflict between this pricing supplement and any of the foregoing, the following hierarchy will govern: first, this pricing supplement; second, the accompanying product supplement; third, the prospectus supplement; and last, the prospectus. The Notes may vary from the terms described in the accompanying prospectus, prospectus supplement and product supplement in several important ways. You should read this pricing supplement carefully, including the documents incorporated by reference herein.

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific to the Notes” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website).

Product Supplement (Market-Linked Notes, Series A) dated November 8, 2024:

http://www.sec.gov/Archives/edgar/data/9631/000183988224038316/bns_424b2-21309.htm

Prospectus Supplement dated November 8, 2024:

http://www.sec.gov/Archives/edgar/data/9631/000183988224038303/bns_424b3-21311.htm

Prospectus dated November 8, 2024:

http://www.sec.gov/Archives/edgar/data/9631/000119312524253771/d875135d424b3.htm

The Bank reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, the Bank will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case the Bank may reject your offer to purchase.

Investor Suitability

The Notes may be suitable for you if:

●You fully understand and accept the risks inherent in an investment in the Notes, including the risk that you may lose up to 90% of the Principal Amount of our Notes

●You believe that the Final Value of each Reference Asset will be equal to or greater than its Initial Value

●You understand and accept that you will suffer a loss on your investment if the Final Value of any Reference Asset is less than its Buffer Value and, in such circumstances, your losses will not be mitigated or offset in any way by the more favorable performance of any other Reference Asset

●You can tolerate receiving the Physical Delivery Amount of the Least Performing Reference Asset at maturity, the value of which, when combined with the cash payment that you will also receive at maturity, is expected to be worth less than the Principal Amount of your Notes

●You are willing to accept the market risks associated with the Reference Assets

●You do not seek current income from your investment and are willing to forgo any dividends or other distributions on the Reference Assets

●You are willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes

●You are willing to assume the credit risk of the Bank for all payments or deliveries under the Notes, and understand that if the Bank defaults on its obligations you may not receive any amounts or deliveries due to you, including any repayment of principal

The Notes may not be suitable for you if:

●You do not fully understand or are unwilling to accept the risks inherent in an investment in the Notes, including the risk that you may lose up to 90% of the Principal Amount of your Notes

●You believe that the Final Value of at least one Reference Asset will be less than its Buffer Value

●You cannot tolerate receiving the Physical Delivery Amount of the Least Performing Reference Asset at maturity, the value of which, when combined with the cash payment that you will also receive at maturity, is expected to be worth less than the Principal Amount of your Notes

●You are unwilling to accept that your losses in the event that the Final Value of the Least Performing Reference Asset is less than its Buffer Value will not be mitigated or offset by the more favorable performance of any other Reference Asset

●You are unwilling to accept the market risks associated with the Reference Assets

●You seek periodic interest or coupon payments from your investment and/or you prefer to receive dividends or other distributions on the Reference Assets

●You are unable or unwilling to hold the Notes to maturity, or you seek an investment for which there will be a guaranteed secondary market

●You are unwilling to assume the credit risk of the Bank for all payments or deliveries under the Notes

The investor suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review “Additional Risks” in this pricing supplement and the “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 8 of the accompanying prospectus for risks related to an investment in the Notes.

Hypothetical exAMPLES

The examples set out below are purely hypothetical and included for illustration purposes only. The actual Initial Values, Buffer Values and Physical Delivery Amounts were determined on the Strike Date and are set forth under “Summary” herein. The “Total Return on the Notes”, as used in these examples, is the number, expressed as a percentage, that results from comparing the Payment at Maturity per Note to $10,000. The numbers appearing in the following examples may have been rounded for ease of analysis. The following examples do not take into account any tax consequences from investing in the Notes.

Any payment and/or delivery on the Notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Key Terms and Assumptions
Hypothetical Initial Value of each Reference Asset:	$100.00
Hypothetical Buffer Value of each Reference Asset:	$90.00, which is 90.00% of the hypothetical Initial Value
Hypothetical Buffer Amount:	10.00%
Hypothetical Digital Return:	74.00%
Hypothetical Physical Delivery Amount of each Reference Asset:	100.0000, which is a number of shares per Note of each Reference Asset equal to the quotient of the Principal Amount divided by the Hypothetical Initial Value

Hypothetical Final Value of the Least Performing Reference Asset	Hypothetical Reference Asset Return of the Least Performing Reference Asset	Payment at Maturity (per Note)	Total Return on the Notes
$190.00	90.00%	$19,000.00	90.00%
$185.00	85.00%	$18,500.00	85.00%
$180.00	80.00%	$18,000.00	80.00%
$175.00	75.00%	$17,500.00	75.00%
$174.00	74.00%	$17,400.00	74.00%
$160.00	60.00%	$17,400.00	74.00%
$140.00	40.00%	$17,400.00	74.00%
$120.00	20.00%	$17,400.00	74.00%
$105.00	5.00%	$17,400.00	74.00%
$100.00	0.00%	$17,400.00	74.00%
$95.00	-5.00%	$10,000.00	0.000%
$90.00	-10.00%	$10,000.00	0.000%
$80.00	-20.00%	$9,000.00*	-10.00%*
$70.00	-30.00%	$8,000.00*	-20.00%*
$60.00	-40.00%	$7,000.00*	-30.00%*
$50.00	-50.00%	$6,000.00*	-40.00%*
$40.00	-60.00%	$5,000.00*	-50.00%*
$30.00	-70.00%	$4,000.00*	-60.00%**
$20.00	-80.00%	$3,000.00*	-70.00%*
$10.00	-90.00%	$2,000.00*	-80.00%*
$0.00	-100.00%	$1,000.00*	-90.00%*

*Represents (i) an amount in cash equal to $1,000.00 and (ii) the market value of the hypothetical Physical Delivery Amount of the Least Performing Reference Asset as of the Final Valuation Date and the corresponding total return based on such market value. The actual market value of the Physical Delivery Amount may be significantly lower on the Maturity Date than the payment that you would have received at maturity had we instead paid an amount in cash because of any decrease in the market value of the Least Performing Reference Asset during the period between the Final Valuation Date and the Maturity Date.

ADDITIONAL RISKS

An investment in the Notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and page 8 of the accompanying prospectus.

You should understand the risks of investing in the Notes and carefully consider with your advisors the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and in the accompanying product supplement, prospectus supplement and prospectus.

Risks Relating to Return Characteristics

No interest

The Notes will not bear interest and, accordingly, you will not receive any payments or deliveries on the Notes other than the Payment at Maturity.

Your investment in the Notes may result in a substantial loss and you may receive shares of the Least Performing Reference Asset in lieu of any cash payment on the Maturity Date

You may receive no positive return on the Notes. If the Final Value of any Reference Asset is less than its Initial Value, you will receive no positive return on your Notes and, if the Final Value of the Least Performing Reference Asset is less than the Buffer Value, you will receive (i) an amount in cash equal to $1,000.00 and (ii) a number of shares (and/or cash in lieu of any fractional share) of the Least Performing Reference Asset equal to its Physical Delivery Amount. The value of the amount in cash plus the Physical Delivery Amount of the Least Performing Reference Asset, based on its Final Value, will represent a loss of 1% of the Principal Amount of the Notes for each 1% that the Final Value of the Least Performing Reference Asset is less than its Initial Value in excess of the Buffer Amount.

Additionally, any decrease in the market value of the Least Performing Reference Asset between the Final Valuation Date and the Maturity Date may cause the value (as of the Maturity Date) of the Physical Delivery Amount of the Least Performing Reference Asset plus the cash payment that you will also receive in such circumstances to be significantly lower than the amount of cash that you would have received had your Payment at Maturity been made exclusively in cash. You may lose up to 90.00% of the Principal Amount of your Notes.

The Notes are exposed to the market risk of each Reference Asset

The return on the Notes is not linked to a basket consisting of the Reference Assets, but is instead contingent on the performance of each Reference Asset. Unlike an instrument with a return linked to a basket of underlying securities or other assets, the Payment at Maturity will be calculated based solely on the Final Value of the Least Performing Reference Asset. Poor performance by any Reference Asset over the term of the Notes will negatively affect your return and will not be offset or mitigated by a more favorable performance of any other Reference Asset. For example, if the Final Value of any Reference Asset is less than its Buffer Value, as of the Final Valuation Date, you will be fully exposed to the negative performance of the Least Performing Reference Asset in excess of the Buffer Amount, even if the other Reference Assets perform positively or do not decline as much as the Least Performing Reference Asset.

Any amount payable or deliverable on the Notes is not linked to the values of the Reference Assets at any time other than on the Final Valuation Date

The Payment at Maturity will be based on the Closing Values of the Reference Assets on the Final Valuation Date. The Final Value of a Reference Asset may be less than its Buffer Value (and, accordingly, the return on your Notes may be negative) even if the value of all of the Reference Assets at any other time during the term of the Notes is equal to or greater than their Buffer Values. Any positive performance of a Reference Asset before or after the Final Valuation Date will not be taken into account. If the value of a Reference Asset drops on the Final Valuation Date, the return on the Notes may be significantly less than it would have been had the Payment at Maturity been based on the value of the Reference Asset at any time prior to such drop.

The Notes differ from conventional debt instruments

The Notes are not conventional notes or debt instruments. The Notes do not provide you with interest payments as a conventional fixed-rate or floating-rate debt security with the same maturity would. The return that you will receive on the Notes may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional interest-bearing senior debt security of the Bank.

Holding the Notes is not the same as holding the Reference Assets

Holding the Notes is not the same as holding any Reference Asset. For example, as a holder of the Notes and unless and until you receive the Physical Delivery Amount of the Least Performing Reference Asset on the Maturity Date, you will not be entitled to the voting rights or rights to receive dividends or other distributions or other rights that holders of the Reference Assets would enjoy.

Risks Relating to Characteristics of the Reference Assets

The Notes are subject to single stock risk associated with the Reference Assets

The return on the Notes is directly linked to the performance of the Reference Assets. The value of a Reference Asset can rise or fall sharply due to factors specific to its issuer (each, a “Reference Asset Issuer”), as well as general market factors, such as general market volatility and levels, interest rates and economic, political and other conditions.

Investors should investigate the Reference Assets as if making a direct investment in the Reference Asset

Investors should conduct their own diligence of the Reference Assets as an investor would if it were making a direct investment in the Reference Asset. Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the Reference Assets. Furthermore, we cannot give any assurance that all events occurring prior to the Original Issue Date have been properly disclosed. Subsequent disclosure of any such events or the disclosure or failure to disclose material future events concerning the Reference Assets could affect any Payment at Maturity. Investors should not conclude that the sale by the Bank of the Notes is any form of investment recommendation by the Bank or any of its affiliates to invest in securities linked to the performance of the Reference Assets.

The Notes are subject to sector concentration risk

The Notes are subject to sector concentration risk because each Reference Asset Issuer operates in the financials sector, as described below under “Information Regarding the Reference Assets”. The performance of companies in the financials sector will be influenced by factors that interact in complex and unpredictable ways, including geopolitical events, governmental actions, general economic conditions and supply and demand for the products and services offered by such companies. Any negative developments may have a negative effect on the Reference Asset Issuers and, in turn, may have a material adverse effect on the market value of, and return on, the Notes. By investing in the Notes, you will not benefit from the diversification which could result from an investment linked to the performance of companies that operate in multiple sectors.

Past performance of the Reference Assets should not be taken as an indication of the future performance of the Reference Assets

The values of the Reference Assets have fluctuated in the past and may in the future experience significant fluctuations. The historical performance of a Reference Asset is not an indication of future performance. The historical correlation between Reference Assets is not an indication of the future correlation between them over the term of the Notes. The performance of the Reference Assets individually or in comparison over the term of the Notes may bear no relation or resemblance to the historical performance of any of the Reference Assets.

Risks Relating to Estimated Value and Liquidity

The Bank’s initial estimated value of the Notes at the time of pricing is lower than the Original Issue Price of the Notes

The Bank’s initial estimated value of the Notes is only an estimate. The Original Issue Price of the Notes exceeds the Bank’s initial estimated value. The difference between the Original Issue Price of the Notes and the Bank’s initial estimated value reflects costs associated with selling and structuring the Notes, as well as hedging its obligations under the Notes.

Neither the Bank’s nor SCUSA’s estimated value of the Notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities

The Bank’s initial estimated value of the Notes and SCUSA’s estimated value of the Notes at any time are determined by reference to the Bank’s internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for the Bank’s conventional fixed-rate debt securities and the borrowing rate the Bank would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, the Bank’s view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the Bank’s conventional fixed-rate debt. If the interest rate implied by the credit spreads for the Bank’s conventional fixed-rate debt securities, or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities were to be used, the Bank would expect the economic terms of the Notes to be more favorable to you. Consequently, the use of an internal funding rate for the Notes increases the estimated value of the Notes at any time and has an adverse effect on the economic terms of the Notes.

The Bank’s initial estimated value of the Notes does not represent future values of the Notes and may differ from others’ (including SCUSA’s) estimates

The Bank’s initial estimated value of the Notes was determined by reference to its internal pricing models as of the Trade Date. These pricing models consider certain factors, such as the Bank’s internal funding rate on the Trade Date, the expected term of the Notes, market conditions and other relevant factors existing at that time, and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions (including the pricing models and assumptions used by SCUSA) could provide valuations for the Notes that are different, and perhaps materially lower, from the Bank’s initial estimated value. Therefore, the price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do) may be materially lower than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

The price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of your Notes

SCUSA’s estimated value of the Notes is determined by reference to its pricing models and takes into account the Bank’s internal funding rate. Assuming that all relevant factors remain constant after the Trade Date, the price at which SCUSA would initially buy or sell your Notes in the secondary market (if SCUSA makes a market, which it is not obligated to do) may exceed SCUSA’s estimated value of your Notes as of the Trade Date. As agreed by SCUSA and the Agents, this excess is expected to decline to zero over the period specified under “Additional Information Regarding Estimated Value of the Notes” herein. Thereafter, if SCUSA buys or sells your Notes, it will do so at prices that reflect the estimated value determined by reference to SCUSA’s pricing models at that time. The price at which SCUSA will buy or sell your Notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes. If SCUSA calculated its estimated value of your Notes by reference to the Bank’s credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities (as opposed to the Bank’s internal funding rate), the price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do) could be significantly lower.

SCUSA’s pricing models consider certain variables, including principally the Bank’s internal funding rate, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the Notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your Notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your Notes determined by reference to SCUSA’s models, taking into account the Bank’s internal funding rate, due to, among other things, any differences in pricing models or assumptions used by others. See “— The price at which the Notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” herein.

In addition to the factors discussed above, the value and quoted price of your Notes at any time will reflect many factors and cannot be predicted. If SCUSA makes a market in the Notes, the price quoted by SCUSA would reflect any changes in market conditions and other relevant factors, including any deterioration in the Bank’s creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your Notes, including the price you may receive for your Notes in any market making transaction. To the extent that SCUSA makes a market in the Notes, the quoted price will reflect the estimated value determined by reference to SCUSA’s pricing models at that time, plus or minus SCUSA’s then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your Notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your Notes in a secondary market sale.

There is no assurance that SCUSA or any other party will be willing to purchase your Notes at any price and, in this regard, SCUSA is not obligated to make a market in the Notes. See “— The Notes lack liquidity” herein.

The price at which the Notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased

The price at which the Notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the value of the Reference Assets over the full term of the Notes, (ii) volatility of the Reference Assets and the market’s perception of future volatility of the Reference Assets, (iii) the correlation among the Reference Assets, (iv) changes in interest rates generally, (v) any actual or anticipated changes in our credit ratings or credit spreads and (vi) the time remaining to maturity. In particular, because the provisions of the Notes relating to the Payment at Maturity behave like options, the value of the Notes will vary in ways which are non-linear and may not be intuitive.

Depending on the actual or anticipated values of the Reference Assets and other relevant factors, the market value of the Notes may decrease and you may receive substantially less than 100% of the issue price if you sell your Notes prior to maturity.

See “Additional Risk Factors Specific to the Notes — Risks Relating to Liquidity — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” in the accompanying product supplement.

The Notes lack liquidity

The Notes will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the Notes. SCUSA and any other affiliates of the Bank may, but are not obligated to, make a market in the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which SCUSA is willing to purchase the Notes from you. If at any time SCUSA does not make a market in the Notes, it is likely that there would be no secondary market for the Notes. Accordingly, you should be willing to hold your Notes to maturity.

Risks Relating to Hedging Activities and Conflicts of Interest

There are potential conflicts of interest between you and the Calculation Agent

Scotia Capital Inc., the Calculation Agent, is one of our affiliates. In performing its duties, the economic interests of the Calculation Agent are potentially adverse to your interests as an investor in the Notes. The Calculation Agent is under no obligation to consider your interests as a holder of the Notes in taking any actions that might affect the values of the Reference Assets or the value of, and return on, the Notes.

Hedging activities by the Bank and SCUSA may negatively impact investors in the Notes and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the Notes

The Bank, SCUSA or one or more of our other affiliates has hedged or expects to hedge the obligations under the Notes by purchasing Physical Delivery Amounts of the Reference Assets, futures and/or other instruments linked to the Reference Assets. The Bank, SCUSA or one or more of our other affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the Reference Assets, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the Final Valuation Date.

The Bank, SCUSA or one or more of our other affiliates may also enter into, adjust and unwind hedging transactions relating to other basket- or index-linked notes whose returns are linked to changes in the value or price of a Reference Assets. Any of these hedging activities may adversely affect the value of a Reference Asset and, therefore, the market value of, and return on, the Notes.

The Bank, the Agents and/or our or their affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which may include issuers of the Reference Assets and the market activities by the Bank, the Agents or our respective affiliates for our own account or for our clients could negatively impact investors in the Notes

We, the Agents and/or our or their respective affiliates regularly provide a wide range of financial services, including financial advisory, investment advisory and transactional services to a substantial and diversified client base. As such, we each may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender. In those and other capacities, we, the Agents and/or our other affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the Notes or other securities that we have issued), the Reference Assets, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our own accounts or for the accounts of our customers, and we will have other direct or indirect interests, in those securities and in other markets that may not be consistent with your interests and may adversely affect the value of one or more Reference Assets and/or the value of the Notes. You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us and the issuers of the Reference Assets, or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the value of one or more Reference Assets and the market for your Notes, and you should expect that our interests and those of the Agents and/or our other affiliates, clients or counterparties, will at times be adverse to those of investors in the Notes.

You should expect that we, the Agents and our respective affiliates, in providing these services, engaging in such transactions, or acting for our or their own respective accounts, may take actions that have direct or indirect effects on the Notes or other securities that we may issue, the Reference Assets or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the Notes. In addition, in connection with these activities, certain personnel within the Bank, the Agents and/or our or their respective affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the Notes.

We, the Agents and/or our or their respective affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the Notes or other securities that we may issue, the Reference Assets or other securities or instruments similar to or linked to the foregoing. Investors in the Notes should expect that the Bank, the Agents and/or our or their respective affiliates offer securities, financial instruments, and other products that may compete with the Notes for liquidity or otherwise.

The Calculation Agent can make antidilution and other adjustments that may adversely affect the market value of, and return on, the Notes

For antidilution and certain other events affecting a Reference Asset, the Calculation Agent may make adjustments to its Initial Value, Physical Delivery Amount, Buffer Value, Closing Value and/or Final Value, as applicable, and any other term of the Notes. However, the Calculation Agent will not make an adjustment in response to every corporate event that could affect a Reference Asset. If an event occurs that does not require the Calculation Agent to make an adjustment, the market value of, and any payment and/or delivery on, the Notes may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the Calculation Agent. You should be aware that the Calculation Agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the accompanying product supplement or this document as necessary to achieve an equitable result. Following certain reorganization events relating to a Reference Asset Issuer where such issuer is not the surviving entity, the amount you receive at maturity may be based on the equity security of a successor to such Reference Asset Issuer in combination with any cash or any other assets distributed to holders of such Reference Asset in such reorganization event. If a Reference Asset is delisted or otherwise suspended from trading, the Calculation Agent will determine the Closing Value of such Reference Asset in good faith and in a manner designed to achieve a commercially reasonable result, which may include deeming the Closing Value of such Reference Asset on the Trading Day immediately preceding such event to be its Closing Value on every remaining Trading Day to and including the Final Valuation Date. Further, if, due to an event beyond our control, we determine that it is impossible, impracticable or illegal for us to deliver shares of a Reference Asset, we will, without your consent or any prior notice, pay the cash value, as determined by the Calculation Agent, in lieu of delivering shares. The occurrence of any antidilution or reorganization adjustment event and the consequent adjustments may materially and adversely affect the market value of, and any amounts payable on, the Notes. For more information, see the sections “General Terms of the Notes — Market Disruption Events — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Unavailability of the Closing Value of a Reference Equity” and “— Anti-Dilution Adjustments Relating to a Reference Equity” in the accompanying product supplement.

Risks Relating to General Credit Characteristics

Your investment is subject to the credit risk of the Bank

The Notes are senior unsecured debt obligations of the Bank, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus, prospectus supplement and product supplement, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Any payment and/or delivery to be made on the Notes, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the Notes and, in the event the Bank were to default on its obligations, you may not receive the amounts owed or deliveries to you under the terms of the Notes. If you sell the Notes prior to maturity, you may receive substantially less than the Principal Amount of your Notes.

Risks Relating to Canadian and U.S. Federal Income Taxation

Uncertain tax treatment

Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “Material Canadian Income Tax Consequences” and “Material U.S. Federal Income Tax Consequences” in this pricing supplement.

Information Regarding The Reference AssetS

Ares Management Corporation

According to publicly available information, Ares Management Corporation (“Ares”) is an alternative investment manager operating in the credit, real estate, private equity and infrastructure asset classes. Information filed by ARES with the SEC can be located by reference to its SEC file number: 001-36429, or its CIK Code: 0001176948. Ares' common stock is listed on the New York Stock Exchange under the ticker symbol “ARES”.

Historical Information

We obtained the information regarding the historical performance of the common stock of Ares in the graph below from Bloomberg, without independent review or verification. The graph below illustrates the performance of the common stock of Ares from January 1, 2021 through March 6, 2026. The Closing Value of the common stock of Ares on the Trade Date was $103.46. As described above in this pricing supplement, the Initial Value is $110.01, which was the Closing Value of the common stock of Ares on the Strike Date. The dotted line represents the Buffer Value of $99.01, which is equal to 90.00% of the Initial Value.

The historical performance of the common stock of Ares should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Value of the common stock of Ares on the Review Date or the Final Valuation Date. We cannot give you assurance that the performance of the common stock of Ares will result in any positive return on your investment in the Notes. Past performance of a Reference Asset is not indicative of its future performance.

Historical Performance of the Common Stock of Ares Management Corporation

Blackstone Inc.

According to publicly available information, Blackstone Inc. (“Blackstone”) is an investment firm with investment vehicles focused on real estate, private equity, hedge funds and credit and insurance. Information filed by Blackstone with the SEC can be located by reference to its SEC file number: 001-33551, or its CIK Code: 0001393818. Blackstone’s common stock is listed on the New York Stock Exchange under the ticker symbol “BX”.

Historical Information

We obtained the information regarding the historical performance of the common stock of Blackstone in the graph below from Bloomberg, without independent review or verification. The graph below illustrates the performance of the common stock of Blackstone from January 1, 2021 through March 6, 2026. The Closing Value of the common stock of Blackstone on the Trade Date was $107.25. As described above in this pricing supplement, the Initial Value is $110.40, which was the Closing Value of the common stock of Blackstone on the Strike Date. The dotted line represents the Buffer Value of $99.36, which is equal to 90.00% of the Initial Value.

The historical performance of the common stock of Blackstone should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Value of the common stock of Blackstone on the Review Date or the Final Valuation Date. We cannot give you assurance that the performance of the common stock of Blackstone will result in any positive return on your investment in the Notes. Past performance of a Reference Asset is not indicative of its future performance.

Historical Performance of the Common Stock of Blackstone Inc.

Blue Owl Capital Inc.

According to publicly available information, Blue Owl Capital Inc. (“Owl”) is an alternative asset manager with assets in Credit, GP Strategic Capital, and Real Estate. Information filed by Owl with the SEC can be located by reference to its SEC file number: 001-39653, or its CIK Code: 0001823945. Owl’s common stock is listed on the New York Stock Exchange under the ticker symbol “OWL”.

Historical Information

We obtained the information regarding the historical performance of the common stock of Owl in the graph below from Bloomberg, without independent review or verification. The graph below illustrates the performance of the common stock of Owl from January 1, 2021 through March 6, 2026. The Closing Value of the common stock of Owl on the Trade Date was $9.02. As described above in this pricing supplement, the Initial Value is $9.89, which was the Closing Value of the common stock of Owl on the Strike Date. The dotted line represents the Buffer Value of $8.90, which is equal to 90.00% of the Initial Value.

The historical performance of the common stock of Owl should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Value of the common stock of Owl on the Review Date or the Final Valuation Date. We cannot give you assurance that the performance of the common stock of Owl will result in any positive return on your investment in the Notes. Past performance of a Reference Asset is not indicative of its future performance.

Historical Performance of the Common Stock of Blue Owl Capital Inc.

Material Canadian Income Tax Consequences

See “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product supplement. In addition to the assumptions, limitations and conditions described therein, such discussion assumes that no amount paid or payable to a Non-Resident Holder will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of paragraph 18.4(3)(b) of the Act.

On January 29, 2026, the Department of Finance Canada released for consultation proposed amendments (the “January 29th Tax Proposals”) that would amend paragraph 18.4(3)(b) of the Act, and introduce other consequential amendments. Such discussion further assumes that these proposals will not apply to amounts payable to a holder in respect of the Notes. However, there can be no assurance in this regard. Investors should note that the January 29th Tax Proposals are highly complex, and there remains significant uncertainty as to their interpretation and application.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Notes, the Bank and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Notes as prepaid derivative contracts with respect to the Reference Assets. If your Notes are so treated, you should generally recognize long-term capital gain or loss if you hold your Notes for more than one year (and, otherwise, short-term capital gain or loss) upon the taxable disposition (including cash settlement) of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. The deductibility of capital losses is subject to limitations.

If on the Maturity Date you receive shares of the Least Performing Reference Asset, you should be deemed to have applied the purchase price of your Notes toward the purchase of the shares received. You should generally not recognize gain or loss with respect to the receipt of the shares. Instead, consistent with the position described above, your basis in the shares of the Least Performing Reference Asset and cash received should equal the price paid to acquire the Notes, and that basis should be allocated proportionately among the shares and cash received. The holding period for the shares of the Least Performing Reference Asset will begin on the day after beneficial receipt of such shares. With respect to any cash received (including cash in lieu of a fractional share of the Least Performing Reference Asset), you should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the tax basis allocable to such cash or such fractional share, as the case may be. Alternatively, it is possible that receipt of a number of shares of the Least Performing Reference Asset equal to the Physical Delivery Amount could be treated as a taxable settlement of the Notes followed by a purchase of the shares of the Least Performing Reference Asset pursuant to the original terms of the Notes. If this receipt is so treated, you (i) should recognize capital gain or loss equal to the difference between the fair market value of the shares received at such time plus the cash received (including cash received in lieu of a fractional share, if any), and the amount paid for the Notes, (ii) should take a basis in such shares in an amount equal to their fair market value at such time and (iii) should have a holding period in such shares beginning on the day after beneficial receipt of such shares.

This discussion does not address the U.S. federal income tax consequences to you of holding or disposing of any shares of the Least Performing Reference Asset that you may receive in connection with your investment in the Notes. If you receive the shares of the Least Performing Reference Asset on the Maturity Date, you may suffer adverse U.S. federal income tax consequences if you hold such shares. You should consult your tax advisor concerning the application of U.S. federal income tax laws (or the laws of any other taxing jurisdiction) to your beneficial ownership of any shares of the Least Performing Reference Asset received at maturity.

Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement.

Except to the extent otherwise required by law, the Bank intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are considering whether a holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. According to the Notice, the IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance and the potential impact of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.

Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 897 of the Code and Section 871(m) of the Code, and FATCA, each as discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, as discussed below, gain realized from the taxable disposition of the Notes generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.

If the Notes are physically settled by delivery to you of a number of shares of the Least Performing Reference Asset equal to its Physical Delivery Amount, you may suffer adverse U.S. federal income tax consequences if you hold such shares. For instance, you may be subject to U.S. withholding tax on U.S.-source dividends in respect of such Reference Asset that you hold. Other adverse tax consequences are also possible. You should carefully review the potential tax consequences that are set forth in the prospectus for the Reference Asset and consult your tax advisor concerning the application of U.S. federal income tax laws (or the laws of any other taxing jurisdiction) to your beneficial ownership of any shares received at maturity.

Section 897. We will not attempt to ascertain whether any Reference Asset Issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Note upon a taxable disposition of the Note to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and/or the Notes as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.

Based on our determination that the Notes are not “delta-one” with respect to the Reference Assets, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting a Reference Asset or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of a Reference Asset or the Notes. If you enter, or have entered, into other transactions in respect of a Reference Asset or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.

FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits and income, and the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A Note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the Note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Notes at death.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of the Bank).

Supplemental Plan of Distribution (Conflicts of Interest)

SCUSA, our affiliate, has agreed to purchase the Notes at the Original Issue Price and, as part of the distribution of the Notes, has agreed to sell the Notes to JPMS. JPMS and its affiliates have agreed to act as placement agents for the Notes. The placement agents will receive a fee per Note equal to the amount specified on the cover hereof, but will forgo fees for sales to fiduciary accounts. In accordance with the terms of a distributor accession letter, JPMS has been appointed as a distribution agent under the distribution agreement and may purchase Notes from the Bank or its affiliates. SCUSA and our other affiliates or agents may use the accompanying product supplement to which this pricing supplement relates in market-making transactions after the initial sale of the Notes. While SCUSA may make markets in the Notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. Additionally, we or one of our affiliates will pay a fee to an unaffiliated broker-dealer for providing certain electronic platform services with respect to this offering. See the section titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The price at which you purchase the Notes includes costs that the Bank, SCUSA or one or more of our other affiliates expect to incur and profits that the Bank, SCUSA or one or more of our other affiliates expect to realize in connection with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, subject to the temporary period discussed above under “Additional Information Regarding Estimated Value of the Notes”, you may experience an immediate and substantial decline in the market value of your Notes on the Original Issue Date.

Conflicts of Interest

SCUSA is an affiliate of the Bank and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, the Bank will receive the gross proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. SCUSA is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

The Agents and our and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Agents and our and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses. In the ordinary course of their various business activities, the Agents and our or their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank. The Agents and our and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Prohibition of Sales to EEA Retail Investors

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition of Sales to United Kingdom Retail Investors

The only categories of person in the United Kingdom to whom this document may be distributed are those persons who (i) have professional experience in matters relating to investments falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”)), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons in (i)-(iii) above together being referred to as “Relevant Persons”). This document is directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons. Any investment or investment activity to which this document relates is available only to Relevant Persons and will be engaged in only with Relevant Persons. This document may only be provided to persons in the United Kingdom in circumstances where section 21(1) of FSMA does not apply to the Bank. The Notes are not being offered to “retail investors” within the meaning of the Packaged Retail and Insurance-based Investment Products Regulations 2017 and accordingly no Key Information Document has been produced under these regulations.

VALIDITY OF THE NOTES

In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special counsel to the Bank, when the Notes offered by this pricing supplement have been executed and issued by the Bank and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of the Bank, enforceable against the Bank in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for the Bank, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP dated October 9, 2024 filed with the SEC as Exhibit 5.3 to the Registration Statement on Form F-3 on October 9, 2024.

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture, and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to the following limitations (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, preference, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustees’ authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated October 9, 2024, which has been filed as Exhibit 5.2 to the Bank’s Form F-3 filed with the SEC on October 9, 2024.